Exhibit 99.1

Omega Protein Announces No Property Damage from Hurricane Gustav

HOUSTON, September 2, 2008 –Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced, based on reports from its facilities in Louisiana and Mississippi, that it has suffered no property damages from Hurricane Gustav other than some immaterial items that will not affect its operations.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the reports on damages from the Company’s facilities being incorrect due to human error or inability to review each and every aspect of plant operations, or other factors outside the Company’s control; (2) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control such as varying fish population, fish oil yields, adverse weather conditions and disease; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston